Exhibit 10.3
Loan No. RI0475S02
MONITORED REVOLVING CREDIT SUPPLEMENT
     THIS SUPPLEMENT to the Master Loan Agreement dated April 7, 2011 (the “MLA”), is entered into as of April 7, 2011 between FARM CREDIT SERVICES OF AMERICA, PCA (“Farm Credit”) and ABE FAIRMONT, LLC, Fairmont, Nebraska (the “Company”).
     SECTION 1. The Revolving Credit Facility. On the terms and conditions set forth in the MLA and this Supplement, Farm Credit agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, $4,000,000.00 (the Commitment”); provided, however that the amount available under the Commitment shall not exceed the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A) on the date for which Borrowing Base Reports are required pursuant to Section 6 below. Within the limits of the Commitment, the Company may borrow, repay, and reborrow.
     SECTION 2. Purpose. The purpose of the Commitment is to finance the inventory and receivables referred to in the Borrowing Base Report . The purpose of the commitment is also to refinance loan number RI0475S01B, dated March 29, 2010, by Farm Credit Services of America. FLCA. which loans and commitments are hereby canceled.
     SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including April 1, 2012, or such later date as Agent (as that term is defined in the MLA) may, in its sole discretion, authorize in writing.
     SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:
          (A) One-Month LIBOR Index Rate. At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 3.10% above the rate quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time for the offering of one (l)-month U.S. dollars deposits, as published by Bloomberg or another major information vendor listed on BBA’s official website on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request. For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which Agent is open for business and banks are open for business in New York. New York: (2) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (3) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

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          (B) Quoted Rate. At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 30 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be five.
          (C) LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 3.10%. Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of one month, as selected by the Company; (2) amounts may be fixed in increments of $100,000,00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be five: and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on three Banking Days’ prior written notice. For purposes hereof; (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as herein defined] or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which Agent is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month; provided, however, that; (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month: (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D’’: and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.
The Company shall select the applicable rate option at the time it requests a loan hereunder and may subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by Agent not later than 12:00 Noon Company’s local lime in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon Agent’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above,

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at Agent’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than three months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.
     SECTION 5. Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.
     SECTION 6. Borrowing Base Reports, Etc. The Company agrees to furnish a Borrowing Base Report to Agent at such times or intervals as Agent may from time to time request. Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to Agent within 30 days after each month end calculating the Borrowing Base as of the last day of the month for which the report is being furnished. However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished. If on the date for which a Borrowing Base Report is required the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify Agent and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.
     SECTION 7. Letters of Credit. If agreeable to Agent in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after Agent’s receipt of a duly completed and executed copy of Agent’s then current form of Application and Reimbursement Agreement or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement. Each letter of credit must be in form and content acceptable to Agent and must expire no later than the maturity date of the Commitment. Notwithstanding the forgoing or any other provision hereof, the maximum amount capable of being drawn under each letter of credit must be statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (after repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify Agent and pay to Agent (to be held as cash collateral) an amount equal to such excess.
     SECTION 8. Security. The Company’s obligations hereunder and to the extent related hereto, the MLA, including without limitation any future advances under any existing mortgage or deed of trust, shall be secured as provided in the Security Section of the MLA.

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     SECTION 9. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to Agent a commitment fee on the average daily unused portion of the Commitment at the rate of 0.375% per annum (calculated on a 360-day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment. For purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.
     IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, PCA		ABE FAIRMONT, LLC
By ADVANCED BIOENERGY, LLC its sole member

By:	/s/ Kathryn Frahm	By:	/s/ Richard Peterson
Title:	VP Credit	Title:	CEO/CFO NT 4-28-11

EXHIBIT A
Seasonal Borrowing Base Report

ABE Fairmont, LLC (00042404)	Fairmont, Nebraska	← For Period ending
For purposes hereof, ELIGIBLE INVENTORY shall mean Inventory which: (a) is of a type shown below; (b) is owned by the borrower and not held by the borrower on consignment or similar basis; (c) is not subject to a lien except in favor of Farm Credit Services of America; (d) is in commercially marketable condition; and (e) is not deemed ineligible by Farm Credit Services of America. Furthermore, market price shall mean the commodity FOB at the plant. For purposes hereof, ELIGIBLE RECEIVABLES shall mean rights to payment for goods sold and delivered or for services rendered which: (a) are not subject to any dispute, set-off, or counterclaim; (b) are not owing by an account debtor that is subject to a bankruptcy, reorganization, receivership or like proceeding; (c) are not subject to a lien in favor of any third party, other than liens authorized by Farm Credit Services of American in writing; (d) are not owing by an account debtor that is owned or controlled by the borrower, and (e) are not deemed ineligible by Farm Credit Services of America

Line	Type of Eligible Asset		Amount/Price/Value	Advanced Rate	Collateral Value
1	Owned Corn Inventory (bushels)
2	Corn Price (lower of cost or market - $/bu)		$
3	Corn Value (Line 1 x Line 2)		$	85%	$
4	Less All Grain Payables (if applicable to above corn)		$	100%	$
5	Owned DDGS Inventory (tons)
6	DDGS Price (market - $/ton)		$
7	DDGS Value (Line 5 x Line 6)		$	65%	$
8	Owned WDGS Inventory (tons)
9	WDGS Price (market - $/ton)		$
10	WDGS Value (Line 8 x Line 9)		$	65%	$
11	Owned Ethanol Inventory (gallon)
12	Ethanol Price (market - $/gallon)		$
13	Ethanol Value (Line 11 x Line 12)		$	80%	$
14	Ethanol Receivables less than 10 days Past Due		$	85%	$
15	DDGS & WDGS Receivables less than 10 days Past Due		$	85%	$

16		Total Borrowing Base →			$

17	Less: Book Overdraft(s)		$	100%	$
18	Less: Demand Patron Notes/Deposits		$	100%	$
19	Less: Outstanding Balance of Seasonal Loan(s)		$	100%	$
20	Less: Issued Letters of Credit		$	100%	$

21		Total Deducts (Line 17+18+19+20) →			$

22		EXCESS OR DEFICIT* (Line 16 - Line 21) →			$

*	NOTE: If a deficit exists, please contact Agent (CoBank) immediately with: 1) and updated borrowing base report, and 2) specifics of all payments remitted since end of period (check numbers, wire routing numbers, etc.)
I HEREBY CERTIFY THAT TO THE BEST OF MY KNOWLEDGE THIS INFORMATION IS TRUE AND CORRECT.

Authorized Signature	Title	Date

Printed name: